Exhibit 5.1
[MAYER, BROWN, ROWE & MAW LLP LETTERHEAD]
November 7, 2005
CNA Financial Corporation
CNA Center
Chicago, Illinois 60685

Re:	CNA Financial Corporation Incentive
Compensation Plan
Ladies and Gentlemen:
We are acting as special counsel to CNA Financial Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of its Common Stock, $2.50 par value per share (the “Shares”), to be offered pursuant to the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”). In connection therewith, we have examined or are otherwise familiar with the Company’s Certificate of Incorporation, the Company’s By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.
Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP